Office of the Minnesota Secretary of State Minnesota Business & Nonprofit Corporations Amendment to Articles of Incorporation Minnesota Statutes, Chapter 302A or 317A

Read the instructions before completing this form.
Filing Fee: $55 for expedited service in-person and online filings, $35 for mail

1. Corporate Name: (Required)

Swordfish Financial , Inc.

List the name of the company prior to any desired name change

2. This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.
01-22-2014
Format: (mm/dd/yyyy)

3. The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE III

: The total number of shares of stock which the Corporation shall have the authority to issue is 3,050,000,000 shares of which 3,000,000,000 shall be shares of Common Stock, par value $.0001 per share, and 50,000,000 shall be shares of Preferred Stock, par value $0.0001 per share.

4. This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

5. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ Clark Ortiz	01-21-2014
Signature of Authorized Person or Authorized Agent	Date

Email Address for Official Notices
Enter an email address to which the Secretary of State can forward official notices required by law and other notices:
Clark.Ortiz@SwordfishFinancial.com

☐ Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

List a name and daytime phone number of a person who can be contacted about this form:
Clark Ortiz	817-845-6244
Contact Name	Phone Number

Entities that own, lease, or have any financial interest in agricultural land or land capable of being farmed must register with the MN Dept. of Agriculture's Corporate Farm Program.

Does this entity own, lease, or have any financial interest in agricultural land or land capable of being farmed?
Yes ☐ No ☒

Work Item 728428000021
Original File Number W-164

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE
FILED
01/23/2014 11:59 PM

Mark Ritchie
Secretary of State